Right Management Consultants, Inc.

            Exhibit 11 - Consolidated Earnings Per Share Calculation

                      For the Three Months Ended March 31,

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
                                              1996           1995


Earnings per common share
Primary and Fully Diluted EPS:


Primary EPS

Net income                                 $2,409,000     $1,722,000
                                           ==========     ==========

Weighted average number of shares
issued and outstanding                      4,095,000      3,963,000

Dilutive effect (excess of number of
shares issuable over number of shares
assumed to be issued using the average
market price during the period) of
outstanding options                           322,000        135,000
                                           ----------     ----------



Adjusted weighted average number
of shares outstanding                       4,417,000      4,098,000
                                           ==========     ==========

Earnings per common share                  $     0.55     $     0.42
                                           ==========     ==========



Fully Diluted EPS

Net income                                 $2,409,000     $1,722,000
                                           ==========     ==========

Weighted average number of shares
issued and outstanding                      4,095,000      3,963,000

Dilutive effect (excess of number of
shares issuable over number of shares
assumed to be issued using the market
price at the end of the period) of
outstanding options
                                              361,000        124,000
                                           ----------     ----------


Adjusted weighted average number
of shares outstanding                       4,456,000      4,087,000
                                           ==========     ==========

Earnings per common share                  $     0.54     $     0.42
                                           ==========     ==========
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